Exhibit 10.8
GENERAL MILLS, INC.
EXECUTIVE INCENTIVE PLAN
1.	PURPOSE OF THE PLAN

The purpose of the General Mills, Inc., Executive Incentive Plan (the “Plan”) is to provide financial rewards to key executives of General Mills, Inc. (“General Mills”), its subsidiaries and affiliates (defined as entities in which General Mills, Inc., has a significant equity or other interest) (collectively with General Mills, the “Company”) in recognition of their contributions to the success of the Company, and to align the interests of such executives with the interests of the stockholders of the Company. Awards under this Plan are intended to constitute “qualified performance-based compensation” for purposes of Internal Revenue Code section 162(m), and the Plan shall be construed consistently therewith.

2.	EFFECTIVE DATE AND DURATION OF PLAN

This Plan, as amended and restated herein, shall become effective as of September 25, 2000, subject to the approval of the stockholders of General Mills at the Annual Meeting of Stockholders on that date. This Plan is a successor to and replaces the Executive Incentive Plan, amended and approved by stockholders on September 30, 1996. Definitions used in the Plan can be found in Section 16. Awards may be made under the Plan until September 25, 2010.

3.	ELIGIBLE PERSONS

All officers of the Company shall be “Participants” eligible to receive Awards under the Plan.

4.	AWARD TYPE

Under this Plan, the Committee may award Participants Cash Bonuses and the right to receive shares of Common Stock subject to certain restrictions (“Restricted Stock” or “Restricted Stock Units”). Cash bonuses, Restricted Stock and Restricted Stock Units are sometimes referred to as “Awards”. To the extent that such requirements are applicable, this Plan is intended to comply with the requirements of section 409A of the Internal Revenue Code first effective as of January 1, 2005 and shall be interpreted and administered in accordance with that intent. If any provision of the Plan would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Further, for purposes of the limitations on nonqualified deferred compensation under section 409A, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the section 409A deferral election rules and the exclusion from section 409A for certain short-term deferral amounts. Certain awards made under this Plan which were earned and vested (within the meaning of section 409A) before January 1, 2005 are intended to be grandfathered from section 409A and remain governed by federal tax law applicable to deferred compensation as it existed in effect prior to section 409A. Accordingly, changes to the Plan after October 3, 2004 shall not modify the rights of participants with respect to deferred amounts that were earned and vested on or before December 31, 2004.

5.	AWARDS OF CASH BONUSES, RESTRICTED STOCK AND RESTRICTED STOCK UNITS
(a)	Performance Goal. In order for any Participant to receive an Award for a Performance Period, the Net Earnings of the Company must be greater than zero.

(b)	Grants. At the end of the Performance Period, if the Committee certifies that the requirement of Section 5(a) has been met, each Participant shall be deemed to have earned Awards equal in value to the Maximum Amount, or such lesser amount as the Committee shall determine in its discretion to be appropriate; provided, however, that the exercise of such discretion with respect to any Participant shall not have the effect of increasing an Award payable to any other Participant. Such Awards shall consist of Cash Bonuses, Restricted Stock or Restricted Stock Units, or a combination thereof, as determined by the Committee, subject to the limitation that Restricted Stock and Restricted Stock Units may not constitute more than 50 percent of each Participant’s Award. The Committee, in its discretion, may require, as a condition to the grant of Restricted Stock or Restricted Stock Units, the purchase and deposit of Common Stock owned by the Participant receiving such grant and the forfeiture of such grant if such deposit is not made or maintained during a required holding period. Such shares of deposited Common Stock may not be otherwise sold or disposed of during the applicable holding period. For purpose of computing the value of Awards, each Restricted Stock or Restricted Stock Unit shall be deemed to have a value equivalent to the Fair Market Value of one share of Common Stock on the Grant Date.

(c)	Maximum Amount. Notwithstanding any other provision of this Plan, in no event shall the total Awards value earned by any Participant for any one Performance Period exceed 0.5 percent of the Company’s Net Earnings for that Performance Period (“Maximum Amount”).

(d)	Profit Sharing Resolution. All awards under this Plan shall be subject to General Mills’ 1933 Shareholder Resolution on Profit Sharing, as amended.

(e)	Special Rule for Calendar Year Performance. Notwithstanding any other provision in the Plan to the contrary, cash incentive awards where the amount is determined based on calendar year performance shall be paid in a lump sum on the March 15 immediately following the end of such calendar year. Cash incentive awards where the amount is determined based on the Company’s fiscal year performance (June 1 through May 31) shall be paid in a lump sum on the August 15 immediately following the end of such fiscal year. If applicable under the Plan, awards of restricted stock or restricted stock units are payable at the times set forth in the Plan document and/or award agreement. The intent of these provisions is to ensure that all such payments are actually made within the short term deferral period described in Treasury Regulations §1.409A-1(b)(4) and that such amounts are not treated as a “deferral of compensation” under Code §409A.
6.	RESTRICTED STOCK AND RESTRICTED STOCK UNITS
(a)	Vesting. Subject to the provisions of Sections 10 and 11, the Vesting Date for Restricted Stock and Restricted Stock Units shall be a date set forth in the applicable Grant Agreement but which may not be earlier than 180 days after the applicable Grant Date. The period between the applicable Grant Date and the Vesting Date is referred to as the “Restricted Period”.

(b)	Common Stock Issuance. Within 60 days after the Vesting Date for a Grant, General Mills shall issue to the Participant a number of shares of Common Stock equal to the number of shares of Restricted Stock or Restricted Stock Units that vested on such Vesting Date, except to the extent the Participant has elected to defer receipt of the Common Stock pursuant to the General Mills, Inc. Deferred Compensation Plan.

(c)	Dividends and Cash Dividend Equivalents. Subject to the restrictions set forth in Section 5(b), each Participant who receives Restricted Stock shall have all rights as a Stockholder with respect to such shares, including the right to vote the shares and receive dividends and other distributions. A Participant who is credited with Restricted Stock Units shall have no rights as a stockholder with respect to such Restricted Stock Units until such time as share certificates for Common Stock are issued to the Participant. During the Restricted Period, however, the Company shall pay to the Participant, on a quarterly basis, an amount (the “Cash Dividend Equivalent”) equal to the sum of all cash dividends declared by General Mills with record dates during the prior quarter with respect to that number of shares of Common Stock equivalent to the number of Restricted Stock Units credited to the Participant’s Restricted Stock Units Account as of the applicable record date.

(d)	Grant Agreement. Each Grant shall be confirmed by, and be subject to, the terms of an applicable Grant Agreement.
7.	COMMON STOCK
(a)	Adjustments for Corporate Transactions. If a corporate transaction has occurred affecting the Common Stock such that an adjustment to outstanding awards is required to preserve (or prevent enlargement of) the benefits or potential benefits intended at the time of grant, then in such manner as the Committee deems equitable, an appropriate adjustment shall be made to (i) the number and kind of shares which may be awarded under the Plan; (ii) the number and kind of shares subject to outstanding awards; (iii) the number of shares credited to an account; and, if applicable, (iv) the exercise price of outstanding Options; provided that the number of shares of Common Stock subject to any Option denominated in Common Stock shall always be a whole number. For this purpose a corporate transaction includes, but is not limited to, any dividend or other distribution (whether in the form of cash, Common Stock, securities of a subsidiary of the Company, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transactions.

(b)	Limits on Distribution. Notwithstanding any other provision of the Plan, the Company shall have no obligation to deliver any shares of Common Stock under the Plan unless all of the following conditions have been fulfilled:
(i)	Listing or approval for listing upon notice of issuance, of such shares on the New York Stock Exchange; or such other securities exchange as may at the time be the principal market for the Common Stock, if applicable;

(ii)	Any registration or other qualification of such shares of General Mills under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification that the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

(iii)	Obtaining any other consent, approval or permit from any state, federal or foreign governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.
(c)	Noncertificated Issuance of Shares. To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Common Stock or Restricted Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.
8.	TRANSFERABILITY OF GRANTS

Except as otherwise provided by rules of the Committee, shares of Restricted Stock, Restricted Stock Units and other rights of Participants under this Plan shall not be transferable by a Participant otherwise than by (i) the Participant’s last will and testament or (ii) by the applicable laws of descent and distribution.

9.	TAXES

Whenever General Mills issues Common Stock under the Plan, the Company may require the recipient to remit to the Company an amount sufficient to satisfy any federal, state or local tax withholding requirements prior to the delivery of such Common Stock, or, in the discretion of the Committee, the Company may withhold from the cash payments and shares to be delivered cash and shares, respectively, sufficient to satisfy all or a portion of such tax-withholding requirements.

10.	CHANGE OF CONTROL
(a)	Upon a Change of Control:
(i)	All shares of Restricted Stock shall immediately vest in full and Common Stock free of restrictions shall be delivered to Participants, effective as of the date of the Change of Control.

(ii)	If the Change of Control constitutes a “change in control” event as described in IRS regulations or other guidance under Code section 409A(a)(2)(A)(v), Participants’ Restricted Stock Units shall fully vest and be settled upon such Change of Control.

(iii)	If the Change of Control does not constitute a “change in control” event as described in IRS regulations or other guidance under Code section 409A(a)(2)(A)(v), Restricted Stock Units that are not section 409A Restricted Stock Units and on which a deferral election was not made shall fully vest and be settled upon such Change of Control. However, the section 409A Restricted Stock Units, or Restricted Stock Units for which a proper deferral election was made, shall fully vest upon a Change of Control and be settled on the date the original restriction period would have closed, or the date elected pursuant to the proper deferral election, as applicable.

(iv)	The Committee may make such additional adjustments and/or settlements of outstanding Awards for the Performance Period within which the Change of Control occurs as it deems appropriate and consistent with the Plan’s purposes; provided, however, that any such additional adjustments and/or settlements shall be in compliance with section 409A.
(b)	“Change of Control” means the occurrence of any of the following events:
(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act), (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of voting securities of General Mills where such acquisition causes such Person to own 20 percent or more of the combined voting power of the then outstanding voting securities of General Mills entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not be deemed to result in a Change of Control: (w) any acquisition directly from General Mills, (x) any acquisition by the Company, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by General Mills or any corporation controlled by General Mills or (z) any acquisition by any corporation pursuant to a transaction that complies with clauses (x), (y) and (z) of subsection (iii) below; and provided, further, that if any Person’s beneficial ownership of the Outstanding Voting Securities reaches or exceeds 20 percent as a result of a transaction described in clause (w) or (x) above, and such Person subsequently acquires beneficial ownership of additional voting securities of General Mills, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20 percent or more of the Outstanding Voting Securities; or
(ii)	Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the shareholders of General Mills, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)	The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of General Mills (“Business Combination”); excluding, however, such a Business Combination pursuant to which (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60 percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns General Mills or all or substantially all of the assets of General Mills either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Voting Securities, (y) no Person (excluding any employee benefit plan, or related trust, of General Mills or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination and (z) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	Approval by the stockholders of General Mills of a complete liquidation or dissolution of General Mills.
11.	TERMINATION OF EMPLOYMENT

The following rules regarding the effect of a Participant’s termination of employment on his or her Restricted Stock or Restricted Stock Units shall apply unless otherwise determined by the Committee.
(a)	If the Participant’s employment by the Company is terminated by either:
(i)	the voluntary resignation of the Participant or

(ii)	a Company discharge due to Participant’s illegal activities, poor work performance, misconduct or violation of the Company’s policies or practices, the Participant’s shares of Restricted Stock or Restricted Stock Units, which are unvested on the date of termination, shall be forfeited.

(b)	If the Participant’s employment by the Company is terminated for any reason other than specified in Section 11(a), (c), (d) or (e), the following rules shall apply:

(i)	In the event that, at the time of such termination, the sum of Participant’s age and service with the Company equals or exceeds 70, the Participant’s Restricted Stock and Restricted Stock Units shall fully vest and shall be paid (or deferred, as appropriate), immediately unless otherwise provided in the Grant Agreement.

(ii)	In the event that, at the time of such termination, the sum of Participant’s age and service with the Company is less than 70, Restricted Stock and Restricted Stock Units shall vest in a pro-rata amount based on full months of employment completed during the Restricted Period from the date of grant to termination of employment and be paid (or deferred, as appropriate), immediately, and the Participant’s remaining Restricted Stock and Restricted Stock Units shall be forfeited; except if the Participant is an executive officer of the Company, all Restricted Stock and Restricted Stock Units shall fully vest as of the date of termination.
Any section 409A Restricted Stock Units that vest under this provision shall be paid on the Participant’s separation from service (within the meaning of Code section 409A), or in the case of a Participant who is a specified employee (within the meaning of Code section 409A) shall be paid on the first day of the seventh month following the month of separation from service.

(c)	Death. A Participant who dies during the Restricted Period for any Restricted Stock or Restricted Stock Units granted on or after June 1, 2002 shall fully vest in, and have settled, such shares of Restricted Stock or Restricted Stock Units, effective as of the date of death. A Participant who dies during the Restricted Period, for any Restricted Stock or Restricted Stock Units granted prior to June 1, 2002, shall vest in, and have settled, a proportionate number of such shares of Restricted Stock or Restricted Stock Units, effective as of the date of death. Such proportionate vesting shall be pro-rata, based on the number of full months of employment completed during the Restricted Period prior to the date of death, as a percentage of the applicable Restricted Period. All vested Awards pursuant to this paragraph shall be paid to the person(s) designated under the terms of Section 12(c) of this Plan.

(d)	Retirement. The Committee shall determine, at the time of a Grant, the treatment of the Restricted Stock or Restricted Stock Units upon the retirement of the Participant during the Restricted Period. Unless other terms are specified in the original Grant or the Grant Agreement, if the termination of employment is due to a Participant’s separation from service (within the meaning of Code section 409A) on or after age 55, the Participant shall fully vest in, and be paid, all Restricted Stock or Restricted Stock Units effective as of the date of the separation from service (within the meaning of Code section 409A). Notwithstanding the previous sentence, in the case of a Participant who is a specified employee (within the meaning of Code section 409A) any Restricted Stock Units (not subject to a proper deferral election) shall be paid on the first day of the seventh month following the month of separation of service.

Restricted Stock Units that could vest upon retirement under this Section 11(d) at any time within the Award’s Restricted Period shall be referred to as a “Section 409A Restricted Stock Unit”.

(e)	Spin-offs. If the termination of employment during the Restricted Period for any Restricted Stock or Restricted Stock Units is due to the cessation, transfer or spin-off of a complete line of business of the Company, the Committee, in its sole discretion, shall determine the treatment of such Restricted Stock and Restricted Stock Units. Such treatment will be consistent with Code section 409A, and in particular will take into account whether a separation from service has occurred within the meaning of section 409A.
12.	ADMINISTRATION OF THE PLAN
(a)	Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 12, subject to the following:
(i)	Subject to the provisions of the Plan, the Committee shall have the authority and discretion to select from among the eligible Company employees those persons who shall receive Awards, to determine the time or times of receipt, to determine the types of Awards and the Amounts covered by the grants, to establish the terms, conditions, restrictions, and other provisions of such Grants, and (subject to the restrictions imposed by Section 13) to cancel or suspend Grants. In making such determinations, the Committee may take into account the nature of services rendered by the individual, the individual’s present and potential contribution to the Company’s success and such other factors as the Committee deems relevant.

(ii)	The Committee shall have the authority and discretion to establish terms and conditions of Awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside the United States.

(iii)	The Committee shall have the authority and discretion to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(iv)	Any interpretation of the Plan by the Committee and any decision made by it under the Plan shall be final and binding.
(b)	Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may delegate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

(c)	Designation of Beneficiary. Each Participant to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to receive any payment which under the terms of the Plan and the relevant Award Agreement may become payable on or after the Participant’s death. At any time, and from time to time, any such designation may be changed or cancelled by the Participant without the consent of any such beneficiary. Any such designation, change or cancellation must be on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. Such form may establish other rules as the Committee deems appropriate. If no beneficiary has been properly designated by a deceased Participant, or if all the designated beneficiaries have predeceased the Participant, the beneficiary shall be the Participant’s estate. If the Participant designates more than one beneficiary, any payments under the Plan to such beneficiaries shall be made in equal shares, unless the Participant has expressly designated otherwise, in which case the payments shall be made in the shares designated by the Participant.
13.	AMENDMENTS OF THE PLAN

The Committee may from time to time prescribe, amend and rescind rules and regulations relating to the Plan. Subject to the approval of the Board, where required, the Committee may at any time terminate, amend or suspend the operation of the Plan, provided that no action shall be taken by the Board or the Committee without the approval of the stockholders of General Mills which would amend the Maximum Amount that may be granted to any single Participant. No termination, modification, suspension or amendment of the Plan shall alter or impair the rights of any Participant pursuant to an outstanding Grant without the consent of the Participant. There is no obligation for uniformity of treatment of Participants under the Plan.

14.	FOREIGN JURISDICTIONS

It is intended that in lieu of awarding Restricted Stock, the Committee may grant Restricted Stock Units to employees of the Company who are subject to the laws of foreign jurisdictions and entitled to receive Awards under the Plan. In addition, the Committee may adopt, amend and terminate arrangements, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to make available tax or other benefits of the laws of any foreign jurisdiction, to employees of the Company who are subject to such laws and who receive Grants under the Plan.

15.	NOTICE

All notices to the Company regarding the Plan shall be in writing, effective as of actual receipt by the Company, and shall be sent to:
General Mills, Inc.
Number One General Mills Boulevard
Minneapolis, Minnesota 55426
Attention: Corporate Compensation

16.	DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings set forth below.

“1934 Act” means the Securities Exchange Act of 1934.

“Award” is defined in Section 4.

“Board” means the Board of Directors of General Mills.

“Business Combination” is defined in Section 10(b)(iii).

“Cash Dividend Equivalent” is defined in Section 6(c).

“Change of Control” is defined in Section 10(b).

“Committee” means the Compensation Committee of the Board, or such other committee as the Board may from time to time select, provided that the Committee must at all times be composed of two or more members of the Board, each of whom qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

“Cash Bonuses” means cash payments to Participants under this Plan.

“Common Stock” means the common stock, par value $0.10 per share, of General Mills.

“Company” is defined in Section 1.

“Fair Market Value” of a share of Common Stock as of any given date equals the closing price of the Common Stock on the New York Stock Exchange on the applicable date.

“General Mills” is defined in Section 1.

“Grant” means a grant to an eligible employee of the opportunity to earn Awards under this Plan for any Performance Period pursuant to Section 5(b), including the awarding of Restricted Stock and crediting of Restricted Stock Units to a Restricted Stock Units Account.

“Grant Agreement” is defined in Section 6(d).

“Grant Date” is the first business day after the end of the applicable Performance Period.

“Incumbent Board” is defined in Section 10(b)(ii).

“Maximum Amount” is defined in Section 5(c).

“Net Earnings” means the Company’s earnings from continuing operations before unusual items and after taxes.

“Outstanding Voting Securities” is defined in Section 10(b)(i).

“Participant” is defined in Section 3.

“Performance Period” means a fiscal year of the Company, or such other period as the Committee may from time to time establish.

“Person” is defined in Section 10(b)(i).

“Plan” is defined in Section 1.

“Restricted Period” is defined in Section 6(a).

“Restricted Stock” is defined in Section 4.

“Restricted Stock Unit” is defined in Section 4.

“Vesting Date” means the date on which Restricted Stock or Restricted Stock Units vest, pursuant to Sections 6, 10, or 11.